Our energy future: bright, reliable, strong Exhibit 99.2

Important Note to Investors This presentation contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements relate to, among other things, expectations, estimates and projections. We have used the words "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "plan", “outlook”, "predict", "project", “should”, “strategy”, “target”, "will“, “potential” and similar terms and phrases to identify forward-looking statements in this presentation. Factors that could cause actual results to differ include, but are not limited to: the expected timing and likelihood of completion of the proposed acquisition of SCANA, including the ability to obtain the requisite approvals of SCANA’s shareholders; the risk that Dominion Energy or SCANA may be unable to obtain necessary regulatory approvals for the transaction or required regulatory approvals may delay the transaction or cause the parties to abandon the transaction; the risk that conditions to the closing of the transaction may not be satisfied; the risk that an unsolicited offer for the assets or capital stock of SCANA may interfere with the transaction; or changes in demand for Dominion Energy’s and SCANA’s services. Other risk factors for Dominion Energy’s and SCANA’s businesses are detailed from time to time in Dominion Energy’s and SCANA’s quarterly reports on Form 10-Q or most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The information in this presentation was prepared as of January 3, 2018. Dominion Energy and SCANA undertake no obligation to update any forward-looking information statement to reflect developments after the statement is made. Projections or forecasts shown in this document are subject to change at any time. IMPORTANT ADDITIONAL INFORMATION In connection with the proposed transaction between Dominion Energy, Inc. and SCANA Corporation, Dominion Energy will file with the SEC a Registration Statement on Form S-4 that will include a combined Proxy Statement of SCANA and Prospectus of Dominion Energy, as well as other relevant documents concerning the proposed transaction. The proposed transaction involving Dominion Energy and SCANA will be submitted to SCANA’s shareholders for their consideration. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Shareholders of SCANA are urged to read the registration statement and the proxy statement/prospectus regarding the transaction when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Shareholders will be able to obtain a free copy of the definitive proxy statement/prospectus, as well as other filings containing information about Dominion Energy and SCANA, without charge, at the SEC’s website (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Dominion Energy, Inc., 120 Tredegar Street, Richmond, Virginia 23219, Attention: Corporate Secretary, Corporate.Secretary@dominionenergy.com or to SCANA Corporation, 220 Operation Way, Mail Code 0133, Cayce, South Carolina 29033, Attention: Office of the Corporate Secretary, BoardInformation@scana.com. PARTICIPANTS IN THE SOLICITATION Dominion Energy, SCANA and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Dominion Energy’s directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on March 20, 2017, Dominion Energy’s Annual Report on Form 10-K, which was filed with the SEC on February 28, 2017 and certain of its Current Reports on Form 8-K. Information regarding SCANA’s directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on March 24, 2017, SCANA’s Annual Report on Form 10-K, which was filed with the SEC on February 24, 2017 and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials filed with the SEC. Free copies of this document may be obtained as described in the preceding paragraph.

Our Core Values One Dominion Energy Excellence Safety Ethics

Our History of Safety OSHA Recordable Incidence Rates Number of Recordable per 100 Employees Each Work Year YTD Nov 2017 Results – Includes Dominion Energy Questar

Both companies are excellent operators and combined we will be even better in our electric (including nuclear and solar) and gas operations www.BrighterEnergyFuture.com The Strength of our Combined Companies

Cultural Alignment SACRED aligns to the Dominion Energy Core Values The Strength of our Combined Companies Headquarters for SCE&G will remain in South Carolina

The Strength of our Combined Companies $1.3 billion in cash benefits for electric customers Cash payments to electric customers $1,000 per average residential electric customer 5% reduction in rates for the typical residential electric bill Faster elimination of new nuclear customer costs

Joining one of the nation’s largest and most-efficient natural gas transmission, distribution and storage operators. The Strength of our Combined Companies Benefits to natural gas customers

Ethics: Commitment to our Communities Deep Roots in the Communities We Serve

Ethics: Commitment to our Communities Deep Roots in the Communities We Serve Charitable Giving Matching gifts for charitable contributions by employees Dominion Energy Foundation Educational Partnerships Volunteerism Time off for volunteering in the community Energy Assistance Programs - Energy Share - Fan Care

Ethics: Commitment to our Communities Increased Investment in the Communities served by SCANA $1 million per year increase in charitable giving for five years

Ethics: Environment and Sustainability Dominion Energy is fully committed to meeting it’s customer’s energy needs in an environmentally responsible manner. We aim to do what’s right for the communities we serve by meeting or going beyond basic obligations to comply with applicable laws and regulations Both companies have a diverse generation mix and have significantly reduced their emissions, including GHG emissions Dominion Energy has recently implemented a formalized Environmental Management system Both companies’ gas businesses are participating in EPA’s Natural Gas Star program

Our Commitment to Employees

Our Commitment to Employees What We Know Pay Continuation through 12/31/2019: Base pay and annual bonus plan targets amounts at least equal to levels at close Position eliminations:   individuals are eligible for base pay continuation through 12/31/2019 or the Dominion Energy Severance Plan, whichever is greater 2. Current active health and welfare benefit plans and policies will likely remain in place through 12/31/2019: Your years of service with SCANA will be recognized as service with Dominion Energy for policy purposes 3. Retirement Benefits through 12/31/2019: Pension, 401(k) and Retiree Medical 4. Employment Opportunities: accessible across the company

06 04 05 03 01 Medical, Prescription Drug, Dental & Vision 02 Base & Incentive Compensation Life Insurance Sickness & Disability Vacation, Holiday, & Volunteer Time Pension* & 401(k) Plan Retiree Medical* Dominion Energy Benefits Total Value Package * Traditional Pension and Retiree Medical are closed to new hires

Dominion Energy Benefits Active Employee Health & Welfare Benefits Dental, Vision, Healthcare and Dependent Care Flexible Spending Accounts Life Insurance Employer Paid Supplemental: Employee, Spouse, Dependent Long Term Disability Voluntary Benefit Programs Critical Illness, Accident Indemnity, ID Theft and Recovery/Remediation Services as well as Home/Auto Medical and Prescription Drug 3 plan options: 1 Consumer Driven Health Plan (CDHP); 2 PPOs Health Savings Account contribution by Dominion Energy for CDHP Same services covered – varying deductibles, out of pocket maximums, and deductions from paycheck “Well On Your Way” – Health and Wellness Program

Dominion Energy Benefits Time Off and Work Life Vacation Paid Sick Leave includes 40 hours of time to care for dependents 3 weeks paid bonding time for new parents Company holidays Personal community volunteer time Education Assistance Adoption Assistance EAP and Work Life Services Employee Resources Groups and Business Unit Diversity Councils

One Dominion Energy: Who We Are

Dominion Energy Profile Dominion Energy (NYSE:D), headquartered in Richmond, VA, is one of the nation’s largest producers and transporters of energy. Our company is built on a proud legacy of public service, innovation and community involvement. In addition to our core energy production, transportation and storage businesses, we invest in the communities where we live and work and by practicing responsible environmental stewardship wherever we operate. Serve our customers safely & reliably Strengthen our communities Minimize environmental impacts Reward our shareholders Live our values Our Mission

Dominion Energy Profile Environmental Highlights $3.7 Billion - Environmental spending to safeguard public health and reduce emissions since 2000 43% - Reductions in carbon emission intensities for Dominion Energy generating stations (including divestitures) since 2000 4.4 Billion Cubic Feet - Methane saved through voluntary reduction programs 21% - Coal ash beneficially reused in 2016 262 - projects in 10 states which employees participated to clean up riverfronts, improve trails, and fix parks in 2016

Dominion Energy Profile Social Highlights #1 - "Best for Vets" Award, Energy Sector, MILITARY TIMES Magazine #2 – “Most Admired Companies”, Utilities Sector, FORTUNE Magazine “Just 100” list - America’s Best Corporate Citizens in 2016, FORBES Magazine $26.6 million in charitable giving in 2016 $12.9 million - Low-income fuel assistance in 2016 101,000 hours - Employee volunteer community service in 2016 Safety Ethics Excellence One Dominion Energy Our Values

Dominion Energy Profile Power and Natural Gas Infrastructure 26,200 MW of electric generation (includes ~765 MW of solar generation in-service) 6,600 miles of electric transmission lines 2.6 million electric customers in VA and NC Atlantic Coast Pipeline (subject to regulatory approval) 15,000 miles of natural gas transmission, gathering and storage pipeline 1 trillion cubic feet of natural gas storage operated Dominion Energy Cove Point LNG Facility 2.3 million natural gas customers in 5 states 1.4 million non-regulated retail customers in 17 states (not shown) One of the nation’s largest producers and transporters of energy

Dominion Energy’s South Carolina Footprint

Dominion Energy Profile Primary Operating Segments Power Delivery Electric Transmission 6,600 miles of transmission lines Favorable regulatory environment Electric Distribution 57,600 miles of distribution lines 2.6 million franchise retail customer accounts in VA and NC

Richmond Washington D.C. Hampton Roads VA NC Power Delivery Group Electric Service Territory Currently serve 2.6 million regulated electric customers in Virginia and eastern North Carolina Southeastern Electric Exchange Mutual Assistance participant Power Delivery Group Service Territory

Dominion Energy Profile Primary Operating Segments Power Generation Utility Generation 21,500 MW of capacity Balanced, diverse fuel mix Favorable regulatory environment Merchant Generation 4,700 MW of capacity, including nuclear, gas and renewable power Active hedging program for energy revenue/margins

Power Generation Group Profile Operates Dominion Energy’s 26,200 MW generation fleet 21,500 MW regulated utility 4,700 MW merchant Balanced, diverse fuel mix Regulated Utility Generation Division of Dominion Energy Virginia / North Carolina ~679 MW1 projected peak demand growth over the next 10 years Rider projects to support growth Virginia fuel factor reset effective each July 1st Merchant Generation Nuclear, gas, and long-term contracted renewables Active hedging program for energy revenue/margins

SLR – “Subsequent license renewal” or extending the operating life of a nuclear unit from 60 years to 80 years Must be within 20 years of license expiration to apply (unless early waiver received) License extension requires NRC approval Expect to file application for Surry Q1 2019 Eligible for rider recovery Permitted to file at SCC after January 1, 2020 Regulated Utility Generation Nuclear SLR

Dominion Energy Profile Primary Operating Segments Gas Infrastructure Gas Transmission Together with Gas Distribution, operates one of the largest natural gas storage systems in the U.S. 15,000 miles of pipeline in eleven states Cove Point LNG import/export facility Well positioned in Marcellus and Utica Shale regions Gas Distribution 51,300 miles of distribution pipeline and 2.3 million natural gas customer accounts in five states Dominion Energy Solutions

Gas Infrastructure Geographic Footprint Dominion Energy is strategically positioned to serve both Eastern U.S. and Western U.S. natural gas markets Dominion Energy gas utility Cove Point Atlantic Coast Pipeline (subject to regulatory approval) Dominion Energy gas pipeline

Atlantic Coast Pipeline Demand Energy Growth OWNERSHIP STRUCTURE: Dominion Energy* 48% Duke Energy 47% Southern Company 5% ~600 miles of primarily 42” pipe 1.5 Bcf per day capacity >90% Subscribed through ACP partners and LDCs Expandable to >2 Bcf per day 20-year binding contracts with electric and gas utilities Development costs of $5.0-$5.5 billion** Anticipate construction to start in 2H 2017 Expect completion in 2H 2019 ACP DETI Pipeline Storage Cove Point Utica Shale Marcellus Shale

Ongoing Communications and Additional Information Website Address: https://drs.dominionenergy.com/south Username: Welcome Password: DEnergy Periodic Updates - Newsletters, Upcoming Events Q&A and FAQ process will be established Quarterly Updates with Dominion Energy Leadership Dominion Energy HR will be available and on-site as needed

1Q 2018 Submit all regulatory filings Next Steps: Expectations and Timing 2Q 2018 3Q 2018 Retirement plan transition determined Beyond

Q&A